UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) June 27, 2019

GCP APPLIED TECHNOLOGIES INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-137533	47-3936076
(Commission File Number)	(IRS Employer Identification No.)

62 Whittemore Avenue Cambridge, Massachusetts	02140
(Address of Principal Executive Offices)	(Zip Code)

(617) 876-1400

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.01 par value	GCP	New York Stock Exchange, Inc.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter). Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 27, 2019, the Board of Directors (the “Board”) of GCP Applied Technologies Inc. (the “Company”) appointed Randall S. Dearth as Chief Executive Officer of the Company and member of the Board, effective August 1, 2019. Mr. Dearth will also continue to hold the position of President and join the Board as a Class III director with a term expiring at the Company’s 2020 annual meeting of stockholders. Also effective August 1, 2019, Gregory E. Poling will retire from his position as Chief Executive Officer of the Company and will transition to the role of Executive Chairman of the Company.

Mr. Dearth, age 54, has served as the Company’s President and Chief Operating Officer since September 2018. Previously, Mr. Dearth served as President and CEO of Calgon Carbon Corporation, a NYSE-listed company that manufactured activated carbon products and innovative treatment systems, from August 2012 to March 2018, when Calgon was acquired by Kuraray Co. Ltd. From March 2018 through August 2018, Mr. Dearth served as President and CEO of Calgon Carbon Corp, a subsidiary of Kuraray. From 2004 to 2012, Mr. Dearth served as President and CEO of LANXESS Corporation (North America), an international chemical manufacturer that was spun out of the Bayer Group. From 2002 until the spin-off of LANXESS, Mr. Dearth served as President and CEO of Bayer Chemicals Corporation (North America). Previously, he held a number of global marketing roles with Bayer, both in the United States and Germany. There are no (i) family relationships, as defined in Item 401 of Regulation S-K, between Mr. Dearth and any of the Company’s executive officers or directors, or any person nominated to become a director or executive officer, (ii) arrangements or understandings between Mr. Dearth and any other person pursuant to which Mr. Dearth was appointed as Chief Executive Officer and a director of the Company or (iii) transactions in which Mr. Dearth has an interest requiring disclosure under Item 404(a) of Regulation S-K.

As Executive Chairman, Mr. Poling will continue as an officer and an employee of the Company, and has agreed that his base salary will be reduced to $600,000, with all other existing terms and conditions of employment remaining in effect as they exist today (including his participation in the Severance Plan for Leadership Team Officers of the Company (the “Severance Plan”) and his existing Change in Control Severance Agreement). As Chief Executive Officer of the Company, Mr. Dearth’s annual rate of base salary will be $775,000 and his annual target bonus opportunity under the Company’s annual incentive compensation plan applicable to named executive officers (the “AICP”) for the remainder of the current fiscal year will be increased from 85% to 100% of base salary (with his actual annual bonus in respect of the current year, if any, similarly prorated and otherwise determined in accordance with the AICP). Effective as of August 1, 2019, Mr. Dearth will also receive promotional long-term incentive awards having a total grant date value equal to $300,000, which promotional awards will be granted in the same forms, and on the same terms (including vesting) as the Company’s annual long-term incentive awards granted to Mr. Dearth and other named executive officers in February 2019 (i.e., 50% in the form of performance-based units that vest subject to achievement of applicable performance targets over a three-year period and 25% in each of the forms of stock options and time-vesting restricted stock units, each of which vests ratably over a three-year period). In 2020, Mr. Dearth will also be eligible to receive annual long-term incentive awards having a total grant date value equal to $2,000,000, in such forms of awards, and on such terms and conditions, as the Company’s compensation committee of its board of directors shall determine, so long as he remains employed with the Company on such date. All other existing terms and conditions of Mr. Dearth’s employment will remain in effect (including his Change in Control Severance Agreement), except that Mr. Dearth shall participate in the Severance Plan as Chief Executive Officer, resulting in an increased severance benefit thereunder, in the event of an involuntary termination of employment without cause, from one times to two times the sum of his annual base salary and annual target bonus opportunity under the AICP.

Also on June 27, 2019, Ronald C. Cambre notified the Board of his decision to retire from his role as a Class III director and Chairman of the Board, effective August 1, 2019. The Board expressed its deep appreciation for Mr. Cambre’s service to the Company and the Board, including his leadership in being the Chairman of the Board and his many contributions to the Company before and after its spinoff from W. R. Grace in 2016.

Item 8.01	Other Events.

On July 1, 2019, the Company announced that the independent directors of the Board have appointed Elizabeth Mora to serve as Lead Independent Director, effective August 1, 2019.

On July 1, 2019, the Company issued a press release, a copy of which is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)    Exhibits

Exhibit No.	Description

99.1	Press Release, dated July 1, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GCP APPLIED TECHNOLOGIES INC.
(Registrant)

By:	/s/ James E. Thompson
James E. Thompson
Vice President, General Counsel and Secretary

Date:    July 1, 2019